Exhibit 99.1

Big Cypress Acquisition Corp. Announces Pricing of $100 Million Initial Public Offering

MIAMI, FL – January 11, 2021 – Big Cypress Acquisition Corp. (the “Company”) announced today the pricing of its initial public offering of 10,000,000 units at a price of $10.00 per unit. The units will be listed on the Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “BCYPU” beginning on January 12, 2021. Each unit consists of one share of common stock and one-half of one redeemable warrant exercisable to purchase one share of common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of common stock and warrants are expected to be listed on Nasdaq under the symbols “BCYP” and “BCYPW,” respectively. The offering is expected to close on January 14, 2021, subject to customary closing conditions.

Big Cypress Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Although the Company may pursue a target business in any industry or sector, and in any geographic region, the Company intends to focus its search for prospects within the life sciences industry. The Company is led by Chief Executive Officer, Chief Financial Officer and Director Samuel J. Reich.

Ladenburg Thalmann & Co. Inc. is acting as sole book-running manager of the offering. Brookline Capital Markets, a division of Arcadia Securities, LLC, is acting as co-manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 11, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Ladenburg Thalmann, Attn: Syndicate Department, 277 Park Avenue, 26th floor, New York, New York 10172, Attn: Syndicate Department, telephone: 1-800-573-2541 or email: prospectus@ladenburg.com.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Samuel J. Reich

ir@bigcypressaccorp.com